Exhibit 10.4

CERTIFICATE OF DESIGNATION

OF SERIES 2026 LTIP UNIT OF

SIMON PROPERTY GROUP, L.P.

WHEREAS, Simon Property Group, L.P. (the “Partnership”), is authorized to issue LTIP Units to executives of Simon Property Group, Inc., the General Partner of the Partnership (the “General Partner”), pursuant to Section 9.3(a) of the Ninth Amended and Restated Limited Partnership Agreement of the Partnership, as may be amended or amended and restated from time to time (the “Partnership Agreement”).

WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to designate a series of LTIP units that are subject to the provisions of this Designation and the related Award Agreement (as defined below); and

WHEREAS, Sections 7.3 and 9.3(c) of the Partnership Agreement authorize the General Partner, without the approval of the Limited Partners, to set forth in an LTIP Unit Designation (as defined in the Partnership Agreement) any performance conditions and the economic rights including distribution and conversion rights of each class or series of LTIP Units.

NOW, THEREFORE, the General Partner hereby designates the powers, preferences, economic rights and performance conditions of the Series 2026 LTIP Units.

ARTICLE I

Definitions

1.1          Definitions Applicable to LTIP Units. Except as otherwise expressly provided herein, each capitalized term shall have the meaning ascribed to it in the Partnership Agreement. In addition, as used herein:

“Adjustment Events” has the meaning provided in Section 2.2 hereof.

“Award Agreement” means the Series 2026 LTIP Unit Award Agreement approved by the Committee and entered into with the holder of the number of Award LTIP Units specified therein.

“Award LTIP Units” means the number of LTIP Units issued pursuant to an Award Agreement and does not include the Earned LTIP Units or the Vested LTIP Units that the Award LTIP Units may become.

“Committee” means the Compensation and Human Capital Committee of the Board of Directors of the General Partner.

“Conversion Date” has the meaning provided in Section 4.3 hereof.

“Conversion Notice” has the meaning provided in Section 4.3 hereof.

“Earned LTIP Units” means the number of Award LTIP Units that are determined by the Committee to have been earned pursuant to an Award Agreement.

“Economic Capital Account Balance” means, with respect to a holder of LTIP Units, (i) his or her Capital Account balance, plus the amount of his or her share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to his or her ownership of LTIP Units, divided by (ii) the number of LTIP Units held by such holder.

“Full Conversion Date” means with respect to a holder of the LTIP Units, the date on which the Economic Capital Account Balance of such holder first equals or exceeds the Target Balance.

“Grant Date” means [], 2026.

“Liquidating Gain” means one hundred percent (100%) of the Profits of the Partnership realized from a transaction or series of transactions that constitute a sale of all or substantially all of the assets of the Partnership and one hundred percent (100%) of the Profits realized from a restatement of the Partnership’s Capital Accounts in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(f).

“LTIP Units” means the Series 2026 LTIP Units created by this Designation.

“LTIP Unitholder” means a person that holds LTIP Units.

“Other LTIP Units” means “LTIP Units” (as defined in the Partnership Agreement) other than the Series 2026 LTIP Units designated hereby.

“Partnership Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in each case to the extent attributable to the General Partner’s Partnership Units divided by (ii) the number of the General Partner’s Partnership Units.

“Partnership Units” or “Units” has the meaning set forth in the Partnership Agreement.

“Special Distributions” means distributions designated as a capital gain dividend within the meaning of Section 857(b)(3)(B) of the Code and any other distribution that the General Partner determines is not made in the ordinary course.

“Target Balance” means (i) $[], which is equal to the Partnership Unit Economic Balance as of the Grant Date as determined after Capital Accounts have been adjusted in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(f), reduced by (ii) the amount of Special Distributions per Partnership Unit attributable to the sale of assets subsequent to the Grant Date, to the extent that such Special Distributions are not made with respect to the LTIP Units.

“Vested LTIP Units” means Earned LTIP Units that have satisfied the time-based or accelerated vesting requirements of an Award Agreement.

 1.2          Definitions Applicable to Other LTIP Units. In determining the rights of an LTIP Unitholder vis-à-vis the holders of Other LTIP Units, the foregoing definitions shall apply to the Other LTIP Units except as expressly provided otherwise in a Certificate of Designation applicable to such Other LTIP Units.

ARTICLE II

Economic Terms and Voting Rights

2.1          Designation and Issuance. The General Partner hereby designates a series of LTIP Units entitled the Series 2026 LTIP Units. The number of Series 2026 LTIP Units that may be issued pursuant to this Designation is the total number of Award LTIP Units issued on the Grant Date. Each holder of Award LTIP Units shall be deemed admitted as a Limited Partner of the Partnership on the Grant Date unless as of the Grant Date such holder has already been admitted to the Partnership as a Limited Partner.

2.2          Unit Equivalence. Except as otherwise provided in this Designation, the Partnership shall maintain, at all times, a one-to-one ratio between the LTIP Units and Partnership Units, for conversion, distribution and other purposes, including without limitation complying with the following procedures. If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-to-one conversion and economic equivalence ratio between the LTIP Units and the Partnership Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution of Partnership Units or other equity interests in the Partnership on all outstanding Partnership Units (provided that with respect to Award LTIP Units any adjustment as the result of a distribution made concurrently with a stock dividend paid by the General Partner in accordance with Rev. Proc. 2017-45 or any similar policy or pronouncement of the Internal Revenue Service shall be made only to the extent that the Award LTIP Units do not receive ten percent (10%) of the distribution); (B) the Partnership subdivides the outstanding Partnership Units into a greater number of units or combines the outstanding Partnership Units into a smaller number of units; (C) the Partnership issues any Partnership Units or other equity in the Partnership in exchange for its outstanding Partnership Units by way of a reclassification or recapitalization of its Partnership Units; or (D) any other non-recurring event or transaction that would, as determined by the General Partner in its sole discretion, have the similar effect of unjustly diluting or expanding the rights conferred by outstanding LTIP Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units from the Partnership’s sale of securities or in a financing, reorganization, acquisition or other business transaction, (y) the issuance of Partnership Units or Other LTIP Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in respect of a capital contribution to the Partnership of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the Partnership Units other than actions specifically described above as constituting Adjustment Events and, in the opinion of the General Partner, such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as hereby provided, the Partnership shall promptly file in the books and records of the Partnership a certificate setting forth such adjustment and a brief statement of facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

2.3          Distributions of Net Operating Cash Flow. Award LTIP Units shall be treated as one-tenth of a Partnership Unit for purposes of Section 6.2(a) and (b)(iii) of the Partnership Agreement,

except that Award LTIP Units shall not be entitled to any Special Distributions except as provided in Section 2.4.  Distributions with respect to an Award LTIP Unit issued during a fiscal quarter shall be prorated as provided in Section 6.2(c)(ii) of the Partnership Agreement.  Earned LTIP Units shall be entitled to the same rights to receive distributions as the Partnership Units.

2.4          Special Distributions. Until the Economic Capital Account Balance of a holder’s LTIP Units is equal to the Target Balance, such holder shall be entitled to Special Distributions attributable to the sale of an asset of the Partnership only to the extent that the Partnership determines that such asset has appreciated in value subsequent to the Grant Date and such Special Distribution would not reduce such holder’s Economic Capital Account Balance below zero (taking into account any Liquidating Gain attributable to such sale of the asset that is allocated to such holder in accordance with Section 3.1).

2.5          Liquidating Distributions. In the event of the dissolution, liquidation and winding up of the Partnership, distributions to holders of LTIP Units shall be made in accordance with Section 8.2(d) of the Partnership Agreement.

2.6          Forfeiture. Any Award LTIP Units and Earned LTIP Units that are forfeited pursuant to the terms of an Award Agreement shall immediately be null and void and shall cease to be outstanding or to have any rights except as otherwise provided in the Award Agreement.

2.7          Voting Rights. Holders of Award LTIP Units and Earned LTIP Units shall not be entitled to vote on any other matter submitted to the Limited Partners for their approval unless and until such units constitute Vested LTIP Units. Vested LTIP Units will be entitled to be voted on an equal basis with the Partnership Units.

ARTICLE III

Tax Provisions

3.1          Special Allocations of Profits. Liquidating Gain shall be allocated as follows: (a) first, to the holders of Preferred Units as provided in the Partnership Agreement, (b) second, if applicable, to the holders of Partnership Units as provided by the Partnership Agreement until the Partnership Unit Economic Balance is equal to the Target Balance and (c) third, to (i) the holders of the LTIP Units until their Economic Capital Account Balance is equal to the Target Balance and (ii) the holders of Other LTIP Units until their economic capital account balances are equal to their target balances. If an allocation of Liquidating Gain is not sufficient to achieve the objectives of the foregoing sentence in full, Liquidating Gain, after giving effect to clauses (a) and (b) in such sentence, shall be allocated first, to the holders of the Vested LTIP Units and vested Other LTIP Units and, second, to the holders of Unvested LTIP Units and non-vested Other LTIP Units, in each case, in proportion to the amounts necessary for such units to achieve the objectives of the foregoing sentence; provided, that the holders of Other LTIP Units shall not receive an allocation of Liquidating Gain that they are not entitled to receive under the applicable certificate of designation. A certificate of designation for Other LTIP Units may provide for a different allocation among such Other LTIP Units, but such different allocation shall not affect the amount allocated to the LTIP Units vis-à-vis the Other LTIP Units. Notwithstanding the foregoing, Liquidating Gain shall not be allocated to the holders of the LTIP Units to the extent such allocation would cause the LTIP Units to fail to qualify as a “profits interest” when granted. Once the Economic Capital Account Balance has been increased to the Target Balance, no further allocations shall be made pursuant to this Section 3.1 hereof. Thereafter, LTIP Units shall be treated as Partnership Units with respect to the allocation of Profits and Losses pursuant to Section 3.2 hereof.

If any Unvested LTIP Units to which gain has been previously allocated under this Section 3.1 are forfeited, the Capital Account associated with the forfeited Unvested LTIP Units will be reallocated to the remaining LTIP Units at the time of forfeiture to the extent necessary to cause the Economic Capital Account Balance of such remaining LTIP Units to equal the Target Balance. To the extent any gain is not reallocated in accordance with the foregoing sentence, such gain shall be forfeited.

3.2Allocations with respect to Award LTIP Units.  The following provisions apply to allocation of Profits and Losses with respect to Award LTIP Units:

(a)Except to the extent to which a holder the LTIP units is entitled to a Distribution pursuant to Section 2.4 hereof, no Profits that the General Partner determines are attributable to a Special Distribution or the sale of an asset shall be allocated to Award LTIP Units.

(b)Except as provided in Section 3.2(a) hereof, each Award LTIP Unit shall be treated as one-tenth of a Partnership Unit for purposes of allocation of Profits and Losses pursuant to Section 6.1(b)(3) of the Partnership Agreement.

3.3          Allocations with Respect to Earned LTIP Units.  Earned LTIP Units shall be treated as Partnership Units with respect to the allocation of Profits and Losses; provided, that Profits from the sale of assets shall be allocated to each holder of the LTIP Units as provided in Section 3.1 hereof until his or her Economic Capital Account Balance has been increased to the Target Balance.

3.4          Safe Harbor Election. To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date of this Designation, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any LTIP Units issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such LTIP Units (i.e. , a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for the fair market value immediately after the issuance of such LTIP Units, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the LTIP Unitholders under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each LTIP Unitholder hereby agrees to comply with all safe harbor requirements with respect to transfers of such LTIP Units while the safe harbor election remains effective. In addition, upon a forfeiture of any LTIP Units by any LTIP Unitholder, gross items of income, gain, loss or deduction shall be allocated to such LTIP Unitholder if and to the extent required by final Regulations promulgated after the effective date of this Designation to ensure that allocations made with respect to all unvested LTIP Units are recognized under Code Section 704(b).

ARTICLE IV

Conversion

4.1          Conversion Right. Subject to the terms and conditions of the Partnership Agreement and any applicable Award Agreement, on and after the Full Conversion Date, the LTIP Unitholder shall have the right to convert Vested LTIP Units to Partnership Units on a one-to-one basis by giving notice to the Partnership as provided in Section 4.3 hereof. Prior to the Full Conversion Date, the conversion of Vested LTIP Units shall be subject to the limitation set forth in Section 4.2 hereof.

4.2          Limitation on Conversion Rights until the Full Conversion Date. The maximum number of Vested LTIP Units that may be converted prior to the Full Conversion Date is equal to the product of (a) the result obtained by dividing (1) the Economic Capital Account Balance of the Vested LTIP Units by (2) the Target Balance of the Vested LTIP Units, in each case determined as of the effective date of the conversion and (b) the number of Vested LTIP Units. Immediately after each conversion of Vested LTIP Units, the aggregate Economic Capital Account Balance of the remaining Vested LTIP Units shall be equal to (a) the aggregate Economic Capital Account Balance of all of the holder’s Vested LTIP Units immediately prior to conversion, minus (b) the aggregate Economic Capital Account Balance immediately prior to conversion of the number of the holder’s Vested LTIP Units that were converted.

4.3          Exercise of Conversion Right. In order to exercise the right to convert a Vested LTIP Unit, the holder shall give notice (a “Conversion Notice”) in the form attached hereto as Exhibit A to the General Partner not less than sixty (60) days prior to the date specified in the Conversion Notice as the effective date of the conversion (the “Conversion Date”). The conversion shall be effective as of 12:01 a.m. on the Conversion Date without any action on the part of the holder or the Partnership. The holder may give a Conversion Notice with respect to Unvested LTIP Units, provided that such Unvested LTIP Units become Vested LTIP Units on or prior to the Conversion Date.

4.4          Exchange for Shares. An LTIP Unitholder may also exercise his right to exchange the Partnership Units to be received pursuant to the Conversion Notice to Shares or cash, as selected by the General Partner, in accordance with Article XI of the Partnership Agreement; provided, however, such right shall be subject to the terms and conditions of Article II of the Partnership Agreement and any applicable Award Agreement and may not be effective until six (6) months from the date the Vested LTIP Units that were converted into Partnership Units became Vested LTIP Units.

4.5          Forced Conversion. In addition, the General Partner may, upon not less than ten (10) days’ notice to an LTIP Unitholder, require any holder of Vested LTIP Units to convert them into Units subject to the limitation set forth in Section 4.2 hereof, and only if, at the time the General Partner acts, there is a one-to-one conversion right between the LTIP Units and Partnership Units for conversion, distribution and all other purposes. The conversion shall be effective as of 12:01 a.m. on the date specified in the notice from the General Partner.

4.6          Notices. Notices pursuant to this Article shall be given in the same manner as notices given pursuant to the Partnership Agreement.

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EXHIBIT A

Conversion Notice

The undersigned hereby gives notice pursuant to Section 4.3 of the Certificate of Designation of Series 2026 LTIP Units of Simon Property Group, L.P. (the “Designation”) that the undersigned elects to convert _______ Vested LTIP Units (as defined in the Designation) into an equivalent number of Partnership Units (as defined in the Ninth Amended and Restated Limited Partnership Agreement of Simon Property Group, L.P., as may be amended or amended and restated from time to time (the “Partnership Agreement”)). The conversion is to be effective on_________ _____, 20_.

IN WITNESS WHEREOF, this Conversion Notice is given this ____ day of __________, 20____, to Simon Property Group, Inc. in accordance with Section 12.2 of the Partnership Agreement.

____________________________________________

[First Last Name]